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                                                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

              Made and entered in Tel-Aviv, on       of    1998
                                              ------   ----

Between:

Multimedia K.I.D - Intelligence in Education Ltd.
Of 23 Haluzat Hapardesanut Street
Petah Tikva

("THE COMPANY")                                      ON THE ONE PART

and

Mr. Pessie Goldenberg
of 12 Pika Street, Petah Tikva

("THE EMPLOYEE" )                                    ON THE OTHER PART



WHEREAS:     The employee is a shareholder and a director of the company, and,

WHEREAS: The company wishes to employ the employee as its managing director, and the Employee wishes to be employed in that capacity, and

WHEREAS: The parties wish to set forth the terms and conditions of the Employee's employment by the company,

Now therefore, the parties hereby agree and stipulate following:

     PREAMBLE

     1.   The preamble to this agreement constitutes an integral part thereof.

          The Articles headings are for convenience reasons only, and are not to be used for the purpose of the interpretation of this agreement.

     JOB DEFINITION

     2. The company hereby appoints the Employee as the managing director of the company.

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     3.   It is hereby agreed that the Employee's obligations towards the company shall be, inter alia, as following:

          3.1 To carry out his duties in accordance with the general guidelines he shall receive from the company's Board of Directors ("THE BOARD") from time to time, and to devote all his time, efforts and attention to the performance of his duties.

          3.2 To serve the company in a loyal and integral manner and to his utmost in order to represent the company's best interests.

          3.3 Not to accept any other position as an employee of any third party, regardless of the compensation he may or may not receive from said third party, without the company's written consent.

     PERSONAL AGREEMENT

     4. This agreement is a personal and specific agreement, that sets up the relations between the Employee and the company, and exclusively defines the terms of the Employee's employment by the company, subject to the provisions of the Israeli Law.

     WORK HOURS

     5. The Employee hereby states and confirms that he is employed by the company at a managerial position, on a full time basis. The Employee further states and declares that his employment by the company involves a high degree of personal trust and faithfulness that makes it impossible for the company to oversee and control the Employee's working hours. Subsequently, it is therefore agreed by the parties, that the provisions of the Israeli Times of Work and Rest Law 1951, shall not apply to the employment of the Employee, and that the Employee shall not be entitled to any additional remuneration or compensation for the work performed while employed by the company, including work performed during rest days or overtime.

     COMPENSATION

     6. As full compensation for all services rendered, and work and efforts invested by the Employee on the company's behalf, the company shall pay the Employee the following payments:

          6.1 A monthly gross salary of 45,000 New Israeli Shekels (NIS), which will be paid no later than the 9th day of every month ("THE SALARY"). The salary shall be indexed to the Israeli Consumer Price Index. The indexing of the salary shall be updated every three months. The basic Index shall be the index of December 1997, as published on January 15th 1998.

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          6.2  The Employee shall be entitled to receive the above mentioned salary starting January 1998.

          6.3  The Employee shall be entitled to an annual leave of 26 days.

          6.4 The Employee shall be entitled to an annual convalesces pay of 10 days.

          6.5 The company shall maintain the Managers Insurance policy number _______ ("THE POLICY") under the Employee's name, throughout the term of this agreement. The policy's terms shall remain unchanged throughout the term of this agreement, unless otherwise specifically agreed in writing by both the company and the Employee. The policy shall include an automatic ownership transfer clause, which will transfer the policy to the ownership of the Employee immediately upon termination of this agreement.

               For avoidance of any doubt, timely and full depositing into the policy, of the amounts required under the policy, shall be considered full execution, by the company, of its statutory and contractual obligations to pay the Employee Pension and Severance payments, and the company shall not be required to make any further payments, in connection with Pension and Severance payment for the Employee.

          6.6 The company undertakes to deposit into the policy, within 30 days from the date of this agreement, an amount equivalent to two monthly salaries, on account of its debts to the insurance company issuing the Employee's policy. The amount above constitutes payment of the debt caused by overdue Pension and Severance payments, and shall not be considered, for any intent or purpose, as a part of the Employee's salary.

          6.7 The company shall set up an advanced study fund under the Employee's name ("THE STUDY FUND"), to which fund the company shall deposit a monthly amount in NIS equivalent to 7.5% of the Employee's gross salary in the study fund. The Employee shall deposit a monthly amount in NIS equivalent to 2.5% of the Employee's gross salary in the study fund, and hereby gives the company his irrevocable instructions to deduct 2.5% from his gross monthly salary and to deposit this amount in the study fund.

          6.8 The company shall bear all costs and expenditures of the upkeep and maintenance of the car owned by the Employee, including, but not limited to, insurance, petrol, repairs, etc. The company shall not be required to pay and traffic tickets and/or fines levied on the Employee. All costs and expenditures pertaining to the upkeep and maintenance of the car shall be grossed up in the Employee's salary.

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          6.9  The Employee shall have, for the term of this agreement, the use of a company's Mobile Phone. All costs pertaining to the Mobile Phone shall be paid by the company. The above notwithstanding, the Employee shall make a record and notify the company of any personal overseas calls made by him over the Mobile Phone, and shall reimburse the company for charges paid by the company for these calls.

          6.10 All other social benefits shall be as per the provisions of the relevant labour laws in force at the time of this agreement.

          6.11 The Employee shall bear, and the company shall deduct from the Employee's monthly salary, Income Tax, Social Security Payments, Health Insurance payments, Organization payments, and any and all other obligatory payments imposed by law on Employees in Israel, which the Employee shall be obligated under law to pay.

          6.12 The Employee shall be entitled to a bonus, at the end of each calendar year, as will be decided by the company's board of directors.

          6.13 It is mutually agreed that any and all patents, invention and/or copyright work, developed by the Employee during his employment by the company, shall be the exclusive property of the company, and the Employee hereby waives any and all right and/or claim of any kind or sort, arising out of the above.

     TERM AND TERMINATION

     7. This agreement is for an unlimited period. Each side to this agreement may terminate this agreement by a prior written notice.

     8. The company and the Employee both undertake to give the other party to this agreement a prior notice of at least 180 days, prior to the termination of this agreement.

     9. The above notwithstanding, should the following events occur, the company shall be entitled to terminate this agreement without prior notice:

          9.1 The Employee has breaches his non-competition obligations under this agreement,

          9.2 The Employee had breached this agreement by a material breach, and did not repair the breach within 30 days from the company's written notice demanding the repair of said breach.

          9.3 The Employee has been convicted of a crime, according to the Israeli Penal code of 1977, and the conviction carries with it disgrace

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          9.4  The Employee shall report directly to the company's Board of
               Directors, follow the Board's instructions, and supply the Board with all information required by the Board

     10. Upon termination of this agreement, and throughout the prior-notice period, the Employee shall leave his position in an orderly manner, in coordination with the Board, and shall supply his successor with all the assistance and information required by the successor.

     CONFIDENTIALITY AND NON-COMPETITION

     11. Throughout the term of this agreement, and for a period of 18 months after termination, the employee undertakes not to have any interest, as an employee, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship, or other business that engages, whether in Israel or abroad, in any activity and/or business, competing with that of the company.

     12. The Employee undertakes to keep secret and retain in strictest confidence, and not to use for his or any person's or entity's benefit, other than the company, all confidential matters and trade secrets known to him relating to the business and the operation of the company, including, without limitation, information regarding software, systems, customer lists, pricing policies, products development and manufacture technique and/or methods and/or processes, operational methods, know-how, inventions and research projects and other business affairs related to the business and/or operation of the company.

     13. Within the period of one (1) year after termination of the Employee's employment by the company, the Employee undertakes not to employ and/or not to solicit the employment of any person who was employed in a key position by the company, during the period of one year prior to the termination of the Employee's employment by the company.

     LIABILITY INSURANCE

     14. The Company undertakes to maintain with a well established Insurance company, throughout the term of this agreement, and for a period of two years thereafter, a valid insurance policy as defined in Article 96 (41) of the Israeli Companies Order of 1983, insuring the Employee against claims related to and/or regarding the Employee's position in the company and/or actions while in the company's employment, or on the company's behalf.

     15. The Employee shall be a beneficiary of said Insurance, and shall be insured for no less than US $1,500,000 per claim and US $3,000,000 per term.

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     16.  The Insurance shall cover all claims, arising and/or pertaining to breach of fiduciary duties and/or a bona-fide or negligent breach of trust towards the company and/or any third party, and any and all financial liability imposed on the Employee due to the above. The Insurance shall not cover intentional or malicious breach of trust towards the company.

     17. The company hereby undertakes to reimburse the Employee for all financial liabilities imposed on him or incurred by him due to any claim against him, arising and/or relating to an action taken on his part in his capacity as the company's employee, including any reasonable legal fees and costs, incurred in the course of conducting the Employee's defense against said claims, including legal costs imposed on the Employee by a competent Court or Arbitrator, inasmuch as said reimbursement is permitted under the Israeli Companies Order of 1983.

          The employee shall not be entitled to recover any additional payment from the company, other than the reimbursement stated above, for any financial liabilities imposed on him or incurred by him due to any claim against him, arising and/or relating to an action taken on his part in his capacity as the company's Employee, as stated above.

     18. The company hereby undertakes to alter it's Articles of Association in accordance with Article 96 of the Israeli Companies Order of 1983, in order to be able to reimburse the Employee, as stated in Article 16 above, for all financial liabilities imposed on him or incurred by him, due to any claim against him, arising and/or relating to any action taken on his part in his capacity as the company's employee.

     JURISDICTION

     19. This agreement shall be governed exclusively by Israeli Law. The competent Courts in Tel-Aviv shall have sole jurisdiction over any dispute arising under this agreement, including, but not limited to, dispute related to this agreement, its validity, interpretation, breach and termination.

     IN WITNESS HEREOF, THE PARTIES HAVE EXECUTED THIS EMPLOYMENT AGREEMENT


MULTIMEDIA K.I.D.
Intelligence in
Education Ltd.

/s/ Pessie Goldenberg                                 /s/ Pessie Goldenberg

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The company                                          The Employee